Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of NovaDel Pharma Inc. on Form S-3 of our report dated September 16, 2006 on our audits of the financial statements of NovaDel Pharma Inc. as of July 31, 2006 and 2005, and for each of the years in the three-year period ended July 31, 2006, which report is included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Roseland, New Jersey

January 16, 2007